NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, November 10, 2011

POINT.360 ANNOUNCES FIRST FISCAL QUARTER RESULTS
•	The Company reports $1.2 million positive earnings before interest, taxes, depreciation and amortization and non-cash charges for the quarter ended September 30, 2011

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three month period ended September 30, 2011, including $1.2 million of positive earnings before interest, taxes, depreciation and amortization and non-cash charges and earnings of $0.01 per share.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “In the first quarter of fiscal 2012, Point.360 achieved its first quarterly operating profit since 2008 and its fourth consecutive quarter of positive cash flow as measured by earnings before interest, taxes, depreciation and amortization and other non-cash charges (EBITDAN).  We continue to build on our file-based service offering to meet our customers’ needs.”

Mr. Bagerdjian continued:  “Within the next three months, we expect to begin moving our Digital Film Labs operation and Corporate Headquarters to our Media Center location.  In addition to the achievements of the last twelve months, beginning in the fourth quarter of fiscal 2012, we will realize annual savings of approximately $1.2 million in reduced occupancy costs with the termination of our Ontario Street lease.”

Revenues

Revenue for the quarter ended September 30, 2011 totaled $9.0 million compared to $8.3 million in the same quarter last year.  The increase was due to higher digital delivery revenues primarily associated with television content.

Gross Margin

In the first quarter of fiscal 2012, gross margin was $3.4 million (38% of sales), compared to $1.9 million (23% of sales) in the prior year’s first quarter.

Selling, General and Administrative and Other Expenses

For the first quarter of fiscal 2012, SG&A expenses were $3.2 million, or 35% of sales, compared to $3.6 million, or 44% of sales, in the first quarter of last year.  During last year’s quarter, the Company incurred $0.1 million of expenses associated with the prosecution, defense and settlement of legal actions.

Research and development costs associated with Movie>Q and other projects were $0.3 million in the three month period ended September 30, 2010.

Interest expense was $0.2 million for both three month periods ended September 30, 2011 and 2010.  In last year’s quarter, the Company received $0.1 million of interest income from the Internal Revenue Service associated with a $1.5 million tax refund.

Other income represents sublease income, and gain on sale of fixed assets.

Operating Income (Loss)

Operating income was $0.3 million in the first quarter of fiscal 2012 compared to a loss of $2.0 million in last year’s first quarter.

Net Income (Loss)

For the first quarter of fiscal 2012, the Company reported net income of $0.1 million ($0.01 per share) compared to a net loss of $2.0 million ($0.19 per share) in the same period last year.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended
	September 30,
	2010	2011
Net income (loss)	$(2,014,000)	$109,000
Interest (net)	141,000	229,000
Income taxes	--	--
Depreciation & amortization	938,000	741,000
Other non-cash charges:
Bad debt expense	6,000	9,000
Stock based compensation	67,000	85,000

EBITDAN	$(862,000)	$1,173,000

Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three month periods ended September 30, 2010 and 2011:

	Three Months Ended September 30,
	2010	2011

Revenues	$8,272,000	$8,969,000
Cost of services sold	(6,406,000)	(5,526,000)

Gross profit	1,866,000	3,443,000
Selling, general and administrative expense	(3,641,000)	(3,179,000)
Research and development expense	(274,000)	--

Operating income (loss)	(2,049,000)	264,000
Interest expense	(202,000)	(229,000)
Interest income	61,000	--
Other income	176,000	74,000

Income (loss) before income taxes	(2,014,000)	109,000
Benefit from income taxes	-	--
Net income loss	$(2,014,000)	$109,000

Income (loss) per share:
Basic:
Net income loss	$(0.19)	$0.01
Weighted average number of shares	10,532,188	10,513,166
Diluted:
Net income loss	$(0.19)	$0.01
Weighted average number of shares including the dilutive effect of stock options	10,532,188	10,513,160

Selected Balance Sheet Statistics (unaudited)*

	June 30 2011	September 30, 2011
Working Capital	$2,885,000	$3,195,000
Property and equipment, net	17,153,000	16,869,000
Total assets	25,395,000	25,446,000
Current portion of long term debt	1,709,000	1,194,000
Long-term debt, net of current portion	9,711,000	9,586,000
Shareholder’s equity	9,489,000	9,683,000

*   The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide additional useful analytical information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers,  corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.  The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores.  See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements regarding  (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii)  planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.